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                                                                    EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Settlement (Form S-8 No. 333-_______) pertaining to the First Amended and Restated Employment Agreement (Timothy J. Connolly), First Amended and Restated Employment Agreement (Milton A. Spiegelhauer), and First Amended and Restated Employment Agreement (Robin P. Ritchie) and to the incorporation by reference therein of our report dated March 27, 1999, with respect to the consolidated financial statements of Applied Voice Recognition, Inc. (d/b/a e-DOCS.net) included in its Annual Report (Form 10-KSB) for the year ended December 31, 1998, filed with the Securities and Exchange Commission.


                                         /s/ Ernst & Young LLP
                                         ERNST & YOUNG LLP


Houston, Texas
February 23, 2000